energy focus™

ENLIGHTEN AND INSPIRE FOR BETTER LIVING

Exhibit 99.1
Energy Focus, Inc Announces Multi-Year Data Center Infrastructure Progress Across Key Strategic Projects

SOLON, Ohio -- Energy Focus, Inc. (NASDAQ: EFOI), a leader in sustainable, energy-efficient light-emitting diode (“LED”) lighting and energy infrastructure solutions, today provided an update on the continued execution and multi-year delivery progress across major data center projects, denoted Project G and Project Y repectively, reinforcing the company’s expanding role in next-generation digital infrastructure.

Strengthening Position in High-Growth Data Center Markets
The Company has completed Project G and is currently advancing Project Y. Together, these engagements reflect increasing demand for high-capacity Uninterruptible Power Supply (“UPS”) systems and precision cooling solutions supporting large-scale and AI-driven data environments.

Project G

The Project G engagement reflects the Company’s continued collaboration in high-reliability power deployment, including the installation of a large-scale UPS system supporting high-capacity operations. The project was substantially completed in 2025, contributing to the Company’s revenue for the year. The total project value was approximately $0.5 million, highlighting the Company’s continued expansion in high-growth industrial and technology sectors.

The Company’s client in Project G is a Taiwan-based advanced electronics manufacturer within a leading global printed circuit boards (“PCB”) group, operating large-scale facilities in the Southern Taiwan Science Park and supporting high-performance computing, communications, and AI-driven applications.

Project G further demonstrates the Company’s capability in delivering large-scale, high-efficiency UPS solutions tailored to mission-critical manufacturing and technology operations.

Project Y

The multi-year Project Y program represents a substantial infrastructure deployment spanning 2026 through 2027. Project Y involves one of Asia’s largest data center development companies, focused on large-scale data center infrastructure and digital connectivity solutions across the region.

Key components include:
•Large-capacity UPS installations ranging from 250kW to 1250kW
•High-efficiency Fan Wall Units (“FWU”) to support thermal management and operational resilience
•Phased system deployment aligned with data center expansion milestones

The scale and diversity of installed capacity underscore the Company’s growing footprint in large-scale data center and AI-ready facilities. The total estimated contract value for Project Y is approximately $6.6 million across 2026 through 2027, reflecting strong customer demand and continued investment in data infrastructure.

Expanding Project Pipeline and Strategic Momentum

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

These programs enhance the Company’s forward project pipeline through 2027 and demonstrate sustained demand for scalable, high-performance power infrastructure solutions. As global investment in AI computing, cloud expansion, and digital transformation accelerates, reliable power continuity and thermal efficiency remain foundational.

The Company is strategically positioned to benefit from:
•Increasing large-scale and hyper-scale data center builds
•AI-driven compute density growth
•Rising power capacity requirements per facility
•Greater emphasis on system reliability and uptime

Management believes these projects validate its engineering expertise, execution capability, and long-term partnership model with global operators and infrastructure developers.

Looking Ahead

With multi-year deployments in progress and additional opportunities under evaluation, Energy Focus continues to strengthen its role as a critical infrastructure partner in the rapidly expanding digital economy.

Further updates will be provided as project milestones are achieved.

About Energy Focus
Energy Focus is a leader in energy-efficient LED lighting and energy infrastructure solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com. The Company routinely posts important updates on its website.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Forward-Looking Statements:
This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

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Investor Contact:
Chiao Chieh (Jay) Huang
Chief Executive Officer
(800) 327-7877

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877